Exhibit 99.2

INDEX TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF LUNG THERAPEUTICS, INC.

Page
Condensed Consolidated Balance Sheets as of September 30, 2023 and December 31, 2022 (unaudited)	2
Condensed Consolidated Statements of Operations and Comprehensive Loss for the Nine Months ended September 30, 2023 and 2022 (unaudited)	3
Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit for the Nine Months ended September 30, 2023 and 2022 (unaudited)	4
Condensed Consolidated Statements of Cash Flows for the Nine Months ended September 30, 2023 and 2022 (unaudited)	5
Notes to Unaudited Condensed Consolidated Financial Statements	6

LUNG THERAPEUTICS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

(unaudited)

	September 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$20	$11,881
Prepaid expenses and other current assets	2,147	2,714

Total current assets	2,167	14,595
Property and equipment, net	3	5
Operating lease right-of-use assets	91	221
Other assets	27	27

Total assets	$2,288	$14,848

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Simple agreements for future equity	$—	$13,435
Loan from related party	720	—
Accounts payable	2,436	860
Deferred revenue	—	352
Operating lease liabilities, current	96	184
Accrued expenses and other current liabilities	2,110	1,753

Total current liabilities	5,362	16,584
Deferred revenue, net of current portion	2,714	2,515
Operating lease liabilities, net of current portion	—	48

Total liabilities	8,076	19,147

Commitments and contingencies (Note 9)
Series A convertible preferred stock, par value $0.0001 per share; 10,888,283 shares authorized, issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	2,874	2,874
Series B convertible preferred stock, par value $0.0001 per share; 23,152,737 shares authorized, issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	14,293	14,293
Series C convertible preferred stock, par value $0.0001 per share; 56,176,061 and 41,076,061 shares authorized as of September 30, 2023 and December 31, 2022, respectively; 56,139,878 and 41,076,061 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	53,293	39,858
Stockholders’ deficit:
Common stock, par value $0.0001 per share; 121,000,000 and 106,000,000 shares authorized as of September 30, 2023 and December 31, 2022, respectively; 9,245,103 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	1	1
Additional paid-in capital	2,352	2,119
Accumulated deficit	(78,601)	(63,444)

Total stockholders’ deficit	(76,248)	(61,324)

Total liabilities, convertible preferred stock and stockholders’ deficit	$2,288	$14,848

The accompanying notes are an integral part of these condensed consolidated financial statements.

LUNG THERAPEUTICS, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands)

(unaudited)

	For the Nine Months Ended September 30,
	2023	2022
Licensing revenue	$153	$766
Operating expenses:
Research and development	(10,861)	(16,105)
General and administrative	(4,525)	(5,287)

Total operating expenses	(15,386)	(21,392)

Loss from operations before gains from affiliate	(15,233)	(20,626)
Gain from sale of equity securities in TFF	—	9,400

Loss from operations	(15,233)	(11,226)
Other income, net:
Interest income	76	42

Total other income, net	76	42

Net loss and comprehensive loss	$(15,157)	$(11,184)

The accompanying notes are an integral part of these condensed consolidated financial statements.

LUNG THERAPEUTICS, INC.

Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit

(in thousands, except share amounts)

(unaudited)

	Convertible preferred stock
	$0.0001 Par Value Series A		$0.0001 Par Value Series B		$0.0001 Par Value Series C		Common stock $0.0001 Par Value		Additional paid-in	Accumulated	Total stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	capital	deficit	deficit
Balance, January 1, 2023	10,888,283	$2,874	23,152,737	$14,293	41,076,061	$39,858	9,245,103	$1	$2,119	$(63,444)	$(61,324)
Stock-based compensation	—	—	—	—	—	—	—	—	233	—	233
Conversion of SAFEs into Series C convertible preferred stock	—	—	—	—	15,063,817	13,435	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	(15,157)	(15,157)

Balance, September 30, 2023	10,888,283	$2,874	23,152,737	$14,293	56,139,878	$53,293	9,245,103	$1	$2,352	$(78,601)	$(76,248)

	Convertible preferred stock
	$0.0001 Par Value Series A		$0.0001 Par Value Series B		$0.0001 Par Value Series C		Common stock $0.0001 Par Value		Additional paid-in	Accumulated	Total stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	capital	deficit	deficit
Balance, January 1, 2022	10,888,283	$2,874	23,152,737	$14,293	41,076,061	$39,858	9,150,208	$1	$1,713	$(44,403)	$(42,689)
Stock-based compensation	—	—	—	—	—	—	—	—	304	—	304
Exercise of common stock options	—	—	—	—	—	—	17,812	—	4	—	4
Net loss	—	—	—	—	—	—	—	—	—	(11,184)	(11,184)

Balance, September 30, 2022	10,888,283	$2,874	23,152,737	$14,293	41,076,061	$39,858	9,168,020	$1	$2,021	$(55,587)	$(53,565)

The accompanying notes are an integral part of these condensed consolidated financial statements.

LUNG THERAPEUTICS, INC.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	For the Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities
Net loss	$(15,157)	$(11,184)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	132	124
Gain from sale of equity securities in TFF	—	(9,400)
Stock-based compensation expense	233	304
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	567	4,224
Accounts payable	1,576	657
Deferred revenue	(153)	(767)
Accrued expenses and other current liabilities	221	(1,313)

Net cash flows used in operating activities	(12,581)	(17,355)

Cash flows from investing activities
Proceeds from sale of equity securities in TFF, net	—	9,400

Net cash flows provided by investing activities	—	9,400

Cash flows from financing activities
Proceeds from issuance of simple agreements for future equity, net of issuance costs	—	13,435
Proceeds from exercise of common stock options	—	4
Proceeds from a related party loan	720	—

Net cash flows provided by (used in) financing activities	720	13,439

Net increase (decrease) in cash and cash equivalents	(11,861)	5,484

Cash and cash equivalents, beginning of year	11,881	11,483

Cash and cash equivalents, end of year	$20	$16,967

Non-cash financing activities:
Recognition of right-of-use asset and operating lease liability	$—	$384

The accompanying notes are an integral part of these condensed consolidated financial statements.

LUNG THERAPEUTICS, INC.

Notes to Unaudited Condensed Consolidated Financial Statements

Note 1. Description of Business

These unaudited condensed consolidated financial statements have not been audited or reviewed by an independent accountant.

Lung Therapeutics, Inc. (“Lung Therapeutics” or the “Company”), was incorporated in November 2012 under the laws of the state of Texas. Its principal offices are in Austin, Texas. The Company’s focus is developing novel therapeutics for orphan pulmonary and fibrosis indications with the potential to greatly improve patient outcomes over currently available treatments.

The accompanying unaudited interim condensed consolidated financial statements include the accounts of the Company and its wholly owned, non-operating subsidiaries, Lung Therapeutics Australia Pty Ltd (“Lung Therapeutics Australia”) and Lung Therapeutics Limited, which is an Irish entity.

The Company is subject to risks and uncertainties common to clinical-stage companies in the biotechnology industry, including, but not limited to the risk that the Company never achieves profitability, the need for substantial additional financing, the risk of relying on third parties, risks of clinical trial failures, dependence on key personnel, protection of proprietary technology, and compliance with government regulations. The Company’s lead product candidate, LTI-03, is being developed for the treatment of idiopathic pulmonary fibrosis (“IPF”) and has completed a healthy volunteer Phase 1a clinical trial. LTI-03 is currently in a Phase 1b clinical trial in IPF patients. The Company’s second product candidate, LTI-01, is in development for loculated pleural effusion (“LPE”). The Company has completed Phase 1b and Phase 2a clinical trials of LTI-01 in LPE patients.

On October 31, 2023, Aileron Therapeutics, Inc., a publicly traded Delaware corporation (“Aileron”) listed on The Nasdaq Capital Market, acquired the Company pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), by and among Aileron, AT Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Aileron (“First Merger Sub”), AT Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Aileron (“Second Merger Sub), and the Company. Pursuant to the Merger Agreement, among other matters, First Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Aileron (the “First Merger”), and, immediately following the First Merger, the Company merged with and into Second Merger Sub, pursuant to which Second Merger Sub was the surviving entity (together with the First Merger, the “Merger”). Following the completion of the Merger, the business conducted by the Company became primarily the business conducted by Aileron, which is developing novel therapies for the treatment of orphan pulmonary and fibrosis indications that have no approved or limited effective treatments. The Merger was intended to qualify for U.S. federal income tax purposes as a tax-free reorganization under the provision of Sections 368(a) of the Internal Revenue Code (the “Code”). (See Note 14 of Notes to unaudited condensed consolidated financial statements).

Liquidity and Going Concern

In accordance with Accounting Standards Codification (“ASC”) 205-40, Going Concern (“ASC 205-40”), the Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date the accompanying consolidated financial statements were issued.

As an emerging growth entity, the Company has devoted substantially all of its resources since inception to its research and development efforts relating to its product candidates, including activities to manufacture product candidates, conduct clinical studies of its product candidates and perform preclinical research to identify new product candidates. As a result, the Company has incurred significant operating losses and negative cash flows from operations since its inception and anticipates such losses and negative cash flows will continue for the foreseeable future. To date, the Company has financed its operations primarily through private placements of convertible preferred stock, an upfront payment received from a license agreement, and sales of marketable equity securities in TFF Pharmaceuticals, Inc. (“TFF”).

During the nine months ended September 30, 2023 and 2022, the Company incurred net losses of $15.2 million and $11.2 million, respectively. As of September 30, 2023, the Company had an accumulated deficit of $78.6 million and expects to continue incurring losses for the foreseeable future. Recently, the Company has been highly dependent on financing from its controlling shareholder, for which it has a convertible promissory note payable in the principal amount of $0.7 million as of September 30, 2023 (See Note 13 of Notes to unaudited condensed consolidated financial statements). The Company does not expect to generate any revenue in the near future and accordingly, will need to secure additional funding through public or private convertible preferred financings, debt financings, and/or collaboration agreements or government grants over the next twelve months in order to continue to fund the Company’s operations. Given the lack of a finalized plan to secure additional funding that would be considered probable of occurrence under ASC 205-40, the Company can provide no assurance that additional funding will be obtained on acceptable terms, or at all. If the Company is unable to secure additional funding to continue to fund its operations over the next twelve months, the

Company would need to pursue other alternatives, such as a scale back in its operating plan by deferring or limiting some or all of its research, development or clinical projects, further reductions to its workforce, and/or seek other strategic investment alternatives. Management has concluded the uncertainty surrounding the Company’s ability to secure additional funding over the next twelve months raises substantial doubt about the Company’s ability to continue as a going concern. The accompanying unaudited condensed consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty.

Note 2. Summary of Significant Accounting Policies

Basis of presentation

The accompanying unaudited interim condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the ASC and as amended by Accounting Standards Updates (“ASUs”) of the Financial Accounting Standards Board (“FASB”).

Unaudited Condensed Financial Statements

The condensed consolidated balance sheet as of September 30, 2023, and the condensed consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit, and cash flows for the nine months ended September 30, 2023 and 2022 are unaudited. The unaudited condensed consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and reflect, in the opinion of management, all adjustments of a normal and recurring nature that are necessary for the fair statement of the Company’s financial position as of September 30, 2023 and its results of operations and cash flows for the nine months ended September 30, 2023 and 2022. The financial data and the other financial information disclosed in these notes to the condensed consolidated financial statements related to the nine-month periods are also unaudited. The results of operations for the nine months ended September 30, 2023 are not necessarily indicative of the results to be expected for the year ended December 31, 2023, or for any other future annual or interim period. The consolidated balance sheet as of December 31, 2022, included herein was derived from the audited financial statements as of that date, but does not contain all of the footnote disclosures from those audited annual financial statements.

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Lung Therapeutics Australia and Lung Therapeutics Limited. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Significant estimates and assumptions reflected in these condensed financial statements include, but are not limited to, the accrual for research and development expenses, the valuation of simple agreements for future equity (“SAFEs”), the valuation of warrants, and the valuation of common stock. Estimates are periodically reviewed in light of changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

Foreign Currency Transactions

The functional currency for the Company’s wholly owned foreign subsidiary, Lung Therapeutics Australia, is the United States dollar. All foreign currency transaction gains and losses are recognized in the condensed consolidated statements of operations and comprehensive loss.

Revenue Recognition

In accordance with ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), the Company recognizes revenue when the Company’s customer obtains control of promised goods or services, in an amount that reflects the consideration which the Company expects to receive in exchange for those goods and services. To determine revenue recognition for arrangements within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when or as the Company satisfies a performance obligation.

At contract inception, once the contract is determined to be within the scope of ASC 606, the Company identifies the performance obligations in the contract by assessing whether the goods or services promised within each contract are distinct. The Company then recognizes revenue for the amount of the transaction price that is allocated to the respective performance obligation when, or as, the performance obligation is satisfied.

Licensing revenue

On November 12, 2020, the Company entered into a license agreement (the “License Agreement”) with Taiho Pharmaceutical Co., Ltd (“Taiho”). The License Agreement is discussed further in Note 7 of Notes to unaudited condensed consolidated financial statements. The Company’s license arrangements may include the transfer of intellectual property rights in the form of licenses, obligations to provide research and development services and products, and obligations to participate on certain development committees with licensing partners.

The terms of such license arrangements generally include payment to the Company of one or more of the following: nonrefundable upfront fees, payments for the supply of clinical products, payment for research and development services, payments related to milestone payments and royalties on net sales of licensed products. The Company assesses whether the promises in these agreements are considered distinct performance obligations that should be accounted for separately. Judgment is required to determine whether the license to the Company’s intellectual property is distinct from the research and development services or participation on development committees.

The transaction price in each agreement is allocated to the identified performance obligations based on the standalone selling price (“SSP”) of each distinct performance obligation as applicable. Judgment is required to determine SSP. Due to the early stage of the Company’s licensed technology, the license of such technology is typically combined with the research and development services and committee participation as one performance obligation.

Revenue associated with nonrefundable upfront license fees where the license fees and research and development services cannot be accounted for as separate performance obligations is deferred and recognized as revenue over the expected period of performance using a cost-based input methodology. The Company utilizes judgment to assess the pattern of delivery of the performance obligation.

At the inception of each agreement that includes milestone payments, the Company evaluates whether the milestones are considered probable of being reached and estimates the amount to be included in the transaction price by using the most likely amount method. If it is probable that a significant reversal of cumulative revenue would not occur, the associated milestone value is included in the transaction price. Milestone payments that are not within the control of the Company or the licensee, such as regulatory approvals, are not considered probable of being achieved until those approvals are received or the underlying activity has been completed. The transaction price is then allocated to each performance obligation in the agreement based on relative SSP. At the end of each subsequent reporting period, the Company re-evaluates the probability of achievement of each such milestone and any related constraint, and if necessary, adjusts its estimate of the overall transaction price. Any such adjustments are recorded on a cumulative catch-up basis, which would affect revenues and earnings in the period of adjustment.

Concentration of Credit Risk and Off-Balance Sheet Risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist principally of cash and cash equivalents. Periodically, the Company maintains balances in operating accounts above federally insured limits. The Company deposits its cash in financial institutions that it believes have high credit quality. The Company has not experienced any losses on such accounts and does not believe it is exposed to any significant credit risk on cash and cash equivalents.

Investment in TFF

Pursuant to a contribution agreement executed on January 24, 2018, the Company’s wholly owned subsidiary, TFF, was spun out into a separate company, whereby the Company received 4,000,000 shares of TFF’s common stock in exchange for providing TFF with certain intellectual property assets licensed by the Company from the University of Texas. The Company applies the equity method of accounting to its investment in TFF as the Company determined that it continues to exercise significant influence over the operating and financial policies of TFF. Based on TFF’s history of losses, the Company had previously concluded that its share of TFF’s net losses under the equity method was greater than the carrying value of the investment. As a result, in 2019 the Company wrote down its investment in TFF to $0 and suspended further recognition of its share of losses incurred by TFF. In 2020 and 2021, the Company sold 1,765,000 shares of common stock of TFF generating proceeds of $23.4 million. In January 2022, the Company entered into a variable price forward sales contract with Jefferies LLC to sell 962,000 shares of common stock of TFF based upon the daily volume-weighted average price during the three-month period ended March 31, 2022 plus a premium applied over the term of the contract. In April 2022, the contract was consummated and as a result, the Company received total cash proceeds of $6.2 million from the sale of these shares. In April 2022, the Company sold 500,000 additional shares of common stock of TFF to Bios Special Opportunity Fund, LP, a related party, at a price of $6.43 per share, generating net proceeds of $3.2 million.

The Company recorded gains from the sale of these shares of $9.4 million that are reflected under Gain from sale of equity securities in TFF on its condensed consolidated statements of operations and comprehensive loss for the nine months ended September 30, 2022. As of September 30, 2023, the Company’s remaining ownership of TFF common stock amounted to 773,000 shares of common stock of TFF.

Fair Value Measurements

Certain assets and liabilities of the Company are carried at fair value under U.S. GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities.

•

Level 2 — Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

An entity may choose to measure many financial instruments and certain other items at fair value at specified election dates. Subsequent unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings.

Simple Agreement for Future Equity - SAFE

The Company accounts for SAFEs at fair value in accordance with ASC 480, Distinguishing Liabilities from Equity (“ASC 480”). The SAFEs are subject to revaluation at the end of each reporting period, with changes in fair value recognized in the Company’s consolidated statements of operations and comprehensive loss.

Cash and Cash Equivalents

Cash and cash equivalents consist of standard checking accounts and money market funds. The Company considers all highly liquid investments with an original maturity of 90 days or less at the date of purchase to be cash equivalents. The Company’s cash equivalents are comprised of funds held in money market accounts and are measured at fair value on a recurring basis.

Convertible Preferred Stock

The Company has classified convertible preferred stock, referred to as preferred stock, as temporary equity in the accompanying condensed consolidated balance sheets due to terms that allow for redemption of the shares in cash upon certain change in control events that are outside of the Company’s control, including sale or transfer of control of the Company as holders of the preferred stock could cause redemption of the shares in these situations. The Company did not accrete the carrying values of the preferred stock to the redemption values since a liquidation event was not considered probable as of September 30, 2023. Subsequent adjustments of the carrying values to the ultimate redemption values will be made only when it becomes probable that such a liquidation event will occur.

Income Taxes

The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements or the Company’s tax returns. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities using the enacted statutory tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Recognition of deferred tax assets is limited to amounts for which, in the opinion of management, realization is considered more likely than not in future periods.

For the nine months ended September 30, 2023 and 2022, the Company recorded no current or deferred income tax expenses or benefits as it has incurred losses since inception and has historically provided a full valuation allowance against its deferred tax assets.

In assessing the realizability of the net deferred tax assets, management considers all relevant positive and negative evidence in determining whether it is more likely than not that some portion or all the deferred income tax assets will not be realized. The realization of the gross deferred tax assets is dependent on several factors, including the generation of sufficient taxable income prior to the expiration of the net operating loss carryforwards. Management believes that it is more likely than not that the Company’s deferred income tax assets will not be realized.

The Company has not recorded any liabilities for unrecognized tax benefits as of September 30, 2023, and 2022. The Company will recognize interest and penalties related to uncertain tax positions, if any, in income tax expense. As of September 30, 2023 and 2022, the Company had no accrued interest or penalties related to uncertain tax positions.

Research and Development Expenses

Research and development costs are expensed as incurred. Research and development expenses are comprised of costs incurred in performing research and development activities, including stock-based compensation and benefits, facilities costs, costs of clinical trials, sponsored research, manufacturing, and external costs of outside vendors engaged to conduct preclinical development activities and trials.

Costs incurred in obtaining technology licenses are immediately recognized as research and development expense if the technology licensed has not reached technological feasibility and has no alternative future uses.

The Company has entered into various research and development and other agreements with commercial firms, researchers, universities, and others for provisions of goods and services. These agreements are generally cancelable, and the related costs are recorded as research and development expenses as incurred. Research and development expenses include costs for salaries, employee benefits, subcontractors, facility-related expenses, depreciation and amortization, stock-based compensation, laboratory supplies, and external costs of outside vendors engaged to conduct discovery, preclinical and clinical development activities, and clinical trials as well as to manufacture clinical trial materials, and other costs. The Company records accruals for estimated ongoing research and development costs. When evaluating the adequacy of the accrued liabilities, the Company analyzes progress of the studies or clinical trials, including the phase or completion of events, invoices received and contracted costs. Significant judgments and estimates are made in determining the accrued balances at the end of any reporting period. Actual results could differ materially from the Company’s estimates. Nonrefundable advance payments for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. Such prepaid expenses are recognized as an expense when the goods have been delivered or the related services have been performed, or when it is no longer expected that the goods will be delivered, or the services rendered.

Upfront payments, milestone payments and annual maintenance fees under license agreements are expensed in the period in which they are incurred.

Patent Costs

All patent-related costs incurred in connection with filing and prosecuting patent applications are expensed as incurred due to the uncertainty about the recovery of the expenditure. Amounts incurred are classified as general and administrative expenses.

Leases

At inception of a contract, the Company determines whether an arrangement is or contains a lease. For all leases, the Company determines the classification as either operating leases or financing leases. Operating leases are included in Operating lease right-of-use assets and Operating lease liabilities in the Company’s condensed consolidated balance sheets.

Lease recognition occurs at the commencement date and lease liability amounts are based on the present value of lease payments over the lease term. The lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. If a lease does not provide information to determine an implicit interest rate, the Company uses its incremental borrowing rate in determining the present value of lease payments. Right-of-use (“ROU”) assets represent the Company’s right to use an underlying asset for the lease term, and lease liabilities represent the Company’s obligation to make lease payments under the lease. ROU assets also include any lease payments made prior to the commencement date and exclude lease incentives received. Operating lease payments are expensed using the straight-line method as a general and administrative expense over the lease term. The depreciable life of assets and leasehold improvements are limited by the expected lease term, unless there is a transfer of title or purchase option reasonably certain of exercise. The Company has elected to apply the practical short-term expedient to leases with a lease term of 12 months or less, which does not subject the leases to capitalization.

Stock-Based Compensation

The Company’s stock-based compensation expense stems from granted awards that may include stock options, restricted stock awards, restricted stock units, and other stock-based awards. The fair values of stock option grants are estimated as of the date of grant using a Black-Scholes option valuation model. The estimated fair values of the awards are expensed over the requisite service period, which is generally the vesting period of the award. The Company accounts for forfeitures as they occur. For performance-based awards, the Company does not recognize expense until the underlying vesting conditions are deemed to be probable of occurrence.

In determining the fair value of its common stock, the Company utilizes significant estimates and assumptions that require the Company’s judgment. These estimates and assumptions include a number of objective and subjective factors, including external market conditions, the superior rights and preferences of securities senior to the Company’s common stock at the time of, and the likelihood of, achieving a liquidity event, such as an initial public offering or sale. Significant changes to the key assumptions used in the valuations could result in different fair values of common stock at each valuation date.

The Company historically has been a private company and lacks company-specific historical and implied volatility information for its stock. Therefore, it estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time that it has adequate historical data regarding the volatility of its own traded stock price. The expected term of the Company’s stock options granted to employees was determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The expected term of stock options granted to non-employee consultants is equal to the contractual term of the option award. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future.

Comprehensive Income or Loss

Comprehensive income or loss consists of net income or loss and changes in equity during a period from transactions and other equity and circumstances generated from non-owner sources. For each of the nine-month periods ended September 30, 2023 and 2022, the Company’s net loss equals comprehensive loss.

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies and are adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption.

Note 3. Fair Value Measurements

The following tables present information about the Company’s assets measured at fair value on a recurring basis and indicate the level of the fair value hierarchy utilized to determine such fair values (in thousands):

	Total	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)

As of September 30, 2023
Assets:
Money market funds	$11	$11	$—	$—
SAFEs	—	—	—	—

Total	$11	$11	$—	$—

As of December 31, 2022
Assets:
Money market funds	$11,763	$11,763	$—	$—
SAFEs	13,435	—	—	13,435

Total	$25,198	$11,763	$—	$13,435

The fair value of the SAFEs is based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy.

There were no transfers between fair value levels during the nine-month periods ended September 30, 2023 and 2022. The carrying values of other current assets, accounts payable and accrued expenses approximate their fair values due to the short-term nature of these assets and liabilities.

Simple Agreement for Future Equity - SAFE

In March and April 2022, the Company executed a series of SAFEs primarily with new investors, pursuant to which the Company received net proceeds in an aggregate amount equal to $13.4 million. The fair value of the SAFEs on the date of issuance was determined to equal the proceeds received by the Company. The SAFEs provided investors with potential future equity by conversion of the SAFEs into preferred stock at the Company’s subsequent equity financing event, to the extent that the Company received aggregate gross proceeds of at least $20.0 million and provided that such equity financing event occurs prior to December 31, 2022, the date of maturity of the SAFEs. The initial discount for the SAFEs was 90%, but if, prior to the subsequent equity financing event, the Company has supplied to any potential third-party investor the results of its Phase 2a clinical trial with respect to its drug candidate LTI-01, the discount is reduced to 80%. If there is no equity financing prior to December 31, 2022 that yields aggregate gross proceeds of at least $20.0 million or if a liquidity or dissolution event of the Company does not occur, each SAFE will automatically convert into the Company’s Series C convertible preferred stock at the original issuance price of such Series C convertible preferred stock.

The SAFEs were not mandatorily redeemable, nor did they require the Company to repurchase a fixed number of shares. The Company determined that the SAFEs contained a liquidity event provision that embodies an obligation indexed to the fair value of the Company’s preferred shares and could require the Company to settle the SAFE obligation by transferring assets or cash. For this reason, the Company recorded the SAFEs as a liability under ASC 480 and re-measured the fair value at the end of each reporting period, with changes in fair value reported in earnings. As of December 31, 2022, the fair value of the SAFEs was determined to be $0.98, the price at which they will convert into shares of Series C convertible preferred stock.

As the Company did not have an equity financing, liquidity or dissolution event prior to December 31, 2022, the SAFEs were converted into Series C convertible preferred stock during the three-month period ended June 30, 2023 at their fair value price of $0.98 each, resulting in the issuance by the Company of a total of 15,063,817 shares of Series C convertible preferred stock.

The following table sets forth a summary of the activities of the SAFEs which represents a recurring measurement that is classified within Level 3 of the fair value hierarchy wherein fair value is estimated using significant unobservable inputs (in thousands):

Amount
Balance as of December 31, 2022	$13,435
Change in fair value	—
Conversion of SAFEs into Series C convertible preferred stock	(13,435)

Balance as of September 30, 2023	$—

Non-Recurring Fair Value Measurements

The Company issued warrants to purchase shares of its common stock in 2014, 2015, 2018, and 2019, pursuant to its convertible preferred stock issuances (See Note 10 of Notes to unaudited condensed consolidated financial statements) and its license agreement with Vivarta Therapeutics LLC (See Note 8 of Notes to unaudited condensed consolidated financial statements). All warrants were determined to be equity-classified and recorded as part of additional paid in capital at fair value using the Black-Scholes option pricing model. The warrants are not subsequently remeasured.

Preferred Stock Warrants

Prior to 2020, the Company had issued to its preferred stockholders a total of 7,096,828 warrants to purchase shares of common stock. Of these warrants, 3,043,184 were granted in connection with Series A and Series B convertible preferred stock (“Series A” and “Series B”) issuances and 4,053,644 were granted in conjunction with the issuance of the Company’s Series C convertible preferred stock (“Series C”) (See Note 10 of Notes to unaudited condensed consolidated financial statements). In November 2021, the Company issued an additional 122,045 warrants to purchase shares of common stock. No additional warrants to purchase shares of common stock have been issued since 2021. The Company had determined the fair value of these warrants using the following inputs: fair value of common stock at the time of issuance, exercise price, the contractual period, risk free rate, volatility, and dividend yield. These warrants to purchase a total of 7,218,873 shares of the Company’s common stock remained outstanding as of September 30, 2023 and December 31, 2022 and none have been exercised as of September 30, 2023.

Vivarta Therapeutics LLC Warrants

In March 2018, the Company had issued warrants to purchase 75,000 shares of common stock to Vivarta Therapeutics LLC (“Vivarta”). The Company determined the fair value of the warrants using the fair value of the common stock at the time of issuance, the exercise price, contractual period, volatility, and dividend yield. These warrants to purchase 75,000 shares of common stock were wholly exercised by Vivarta during the year ended December 31, 2022 at a price of $0.12 per share.

Note 4. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following (in thousands):

	As of September 30, 2023	As of December 31, 2022

Prepaid research and development	$1,996	$2,544
Other	151	170

Total prepaid and other current assets	$2,147	$2,714

Note 5. Property and Equipment, net

Property and equipment, net consisted of the following (in thousands):

	As of September 30, 2023	As of December 31, 2022

Property and equipment:
Furniture and equipment	$53	$53

Total property and equipment	53	53
Less: accumulated depreciation	(50)	(48)

Property and equipment, net	$3	$5

Depreciation expense was $2,000 and $3,000 for the nine months ended September 30, 2023 and 2022, respectively.

Note 6. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following (in thousands):

	As of September 30, 2023	As of December 31, 2022

Accrued compensation and benefits	$736	$904
Clinical and development costs	1,125	657
Deferred financing costs	—	—
Other	249	192

Total accrued expenses and other current liabilities	$2,110	$1,753

Note 7. Licensing Arrangement with Taiho

On November 12, 2020, the Company entered into the License Agreement with Taiho pursuant to which the Company is collaborating with Taiho regarding the development and potential commercialization of the Company’s product candidate, LTI-01. Under the License Agreement, the Company granted Taiho an exclusive, royalty-bearing license to develop, seek regulatory approval for, and commercialize LTI-01 in Japan. The Company is obligated to conduct all development activities for LTI-01 through regulatory approval in the United States or other markets worldwide, except Japan. The Company retained the right to commercialize LTI-01 in all markets worldwide except Japan. Under the terms of the License Agreement, the Company, in part through its participation in a joint development committee with Taiho, may participate in overseeing the development and commercialization of LTI-01 in Japan.

In consideration for the exclusive, royalty-bearing license and other rights contained in the License Agreement, Taiho agreed to make a non-refundable, non-creditable payment to the Company of $5.0 million. This up-front payment, deemed a partial reimbursement of past and future development costs for LTI-01, was received by the Company in February 2021. The License Agreement also provides that the Company is eligible to receive an additional milestone payment of $10.0 million.

In addition, the Company is eligible to receive royalties on net sales of LTI-01 in Japan. Royalties are payable during the period commencing on the first commercial sale of LTI-01 in Japan and ending upon the later of: (a) ten years from the date of first commercial sale of LTI-01 in Japan; and (b) expiration of the last-to-expire valid claim of the Company’s patents covering the manufacture, use or sale or exploitation of LTI-01 in Japan.

The Company evaluated the License Agreement under ASC 606 and determined that there is one combined performance obligation that consists of the license and data transfer, the research and development services in which the Company is required to use commercially reasonable efforts to further the development of LTI-01, including execution of the necessary clinical trials, and supply of all clinical products during the term of the License Agreement. These deliverables are non-contingent in nature.

The Company’s assessment of the transaction price included an analysis of amounts it expected to receive, which at contract inception consisted of the non-refundable, upfront payment of $5.0 million that was received by the Company in 2021. The Company considered this non-refundable fee of $5.0 million to be the initial transaction price.

The Company determined that the combined performance obligation is satisfied over time. The Company concluded that it will utilize a cost-based input method to measure its progress toward completion of its performance obligation and to calculate the corresponding amount of revenue to recognize each period. The Company believes this is the best measure of progress because other measures do not reflect how the Company transfers its performance obligation to Taiho. In applying the cost-based input method of revenue recognition, the Company uses actual clinical study enrollment figures as well as actual costs incurred relative to budgeted costs expected to be incurred for the combined performance obligation. These costs consist primarily of third-party contract costs relative to the level of patient enrollment in the studies. Revenue will be recognized based on the level of costs incurred relative to the total budgeted costs for the performance obligations. A cost-based input method of revenue recognition requires management to make estimates of costs to complete the Company’s performance obligation. In making such estimates, significant judgment is required to evaluate assumptions related to cost estimates. The cumulative effect of revisions to estimated costs to complete the Company’s performance obligation will be recorded in the period in which changes are identified and amounts can be reasonably estimated. A significant change in these assumptions and estimates could have a material impact on the timing and amount of revenue recognized in future periods.

The Company also determined that the milestone payment of $10.0 million under the License Agreement is variable consideration under Topic 606 is added to the transaction price when it is probable that a significant revenue reversal will not occur. Based on the nature of milestones, such as the regulatory approvals which are generally not within the Company’s control, the Company will not consider achievement of this milestone to be probable until the uncertainty associated with such milestone has been resolved. When it is probable that a significant reversal of revenue will not occur, the milestone payment will be added to the transaction price for which the Company recognizes revenue. As of September 30, 2023 and December 31, 2022, no milestones had been achieved under the License Agreement.

The Company will recognize royalty revenue at the later of (i) when the related sales occur, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied (or partially satisfied). As of September 30, 2023 and December 31, 2022, no royalty revenue has been recognized.

For the nine months ended September 30, 2023 and 2022, the Company recognized revenue totaling $153,000 and $766,000, respectively, from the License Agreement with Taiho. As of September 30, 2023 and December 31, 2022, the Company recorded current deferred revenue of $0 and $0.35 million, and noncurrent deferred revenue of $2.71 million and $2.52 million, respectively, on its condensed consolidated balance sheets.

Note 8. License Agreements

Agreements with the Board of Regents of the University of Texas System (“UT System”)

In June 2013, May 2014 and May 2015, the Company entered into three license agreements with affiliates of the Board of Regents of the University of Texas (collectively, the “UT Agreements”). These three affiliated entities (collectively, the “UT entities”) are as follows: University of Texas Health Science Center at Tyler (“UTHSCT”), University of Texas Horizon Fund (“UT Horizon Fund”) and University of Texas at Austin (“UT Austin”). The UT Agreements were accounted for as asset acquisitions and do not meet the definition of a business under ASU 2017-01, Business Combinations—Clarifying the definition of a business (“ASC 805”).

Pursuant to the UT Agreements, the Company acquired licenses and underlying technology rights to certain intellectual property within defined fields to develop its product candidates. The Company received an exclusive, royalty-bearing license to certain patent rights and know-how, as well as a non-exclusive license to the UT intellectual property, which includes future rights to royalties on licensed products. The UT Agreements also provide for sublicensing rights, whereby the Company may grant sublicenses to third parties to use the licensed technology, subject to certain terms within the UT Agreements. The UT Agreements can be terminated at-will by the Company with 90 days’ notice, or by the UT entities in the event of a material breach of terms. Under the UT Agreements, the Company is responsible for the following payments, which are made to the indicated parties:

•	License Fees – The Company is required to make annual payments of $10,000 for license fees under the license agreement with UT Austin until the agreement is terminated.

•

Sublicensing fees – The Company will pay a percentage of non-royalty sublicensing consideration for the UT Agreements, with varying rates that will depend on when the sublicensing agreement is executed.

•	Assignment fee – The Company will pay the greater of 10% of the consideration received or $100,000, if any of the UT Agreements are assigned to a third party.

•	Royalties – The Company will pay tiered royalties that are in the low-to-mid single-digit percentages, based on net sales of all products licensed under the UT Agreements.

•

Milestones – The Company will make milestone payments to UT Austin of up to $395,000 if specified regulatory and clinical development milestone events occur. All license fee and milestone payments are recorded as general and administrative expenses in the consolidated statements of operations and comprehensive loss.

The Company’s expense associated with annual license fees and milestone payments under the UT Agreements was $0 for each of the nine-month periods ended September 30, 2023 and 2022, respectively. All license fee and milestone payments are generally incurred during the Company’s fourth quarter ending December 31 of each year and are recorded as general and administrative expenses in the consolidated statements of operations and comprehensive loss.

Agreement with Medical University of South Carolina (“MUSC”)

In March 2016, the Company entered into a license agreement with MUSC (the “MUSC Agreement”), pursuant to which the Company acquired licenses and underlying technology rights to certain intellectual property within defined fields to develop its product candidates. The MUSC Agreement was accounted for as an asset acquisition and does not meet the definition of a business under ASC 805.

The Company received an exclusive, royalty-bearing license to certain patent rights and know-how, as well as a non-exclusive license to the MUSC intellectual property, which includes future rights to royalties on licensed products. The MUSC Agreement also provided for sublicensing rights, whereby the Company may grant sublicenses to third parties to use the licensed technology, subject to certain terms in the MUSC Agreement. The MUSC Agreement can be terminated at-will by the Company with 90 days’ notice, or by MUSC only in the event of a material breach of terms. Under the MUSC Agreement, the Company is responsible for the following payments:

•	License Fee – The Company was obligated to and paid a one-time, nonrefundable license fee of $10,000 at the execution of the MUSC Agreement.

•	Sublicensing fees – The Company will pay sublicensing fees, which vary from 15-30% of total consideration based on the Company’s progression through each phase of development.

•	Transaction fee – The Company will pay the lesser of $2.5 million or 1% of total consideration in the event of a liquidation.

•

Royalties – The Company will pay a running royalty rate in the low single digits on all net sales and is also required to pay annual minimum royalties of $10,000 on the third, fourth, and fifth anniversaries of the execution date of the MUSC Agreement and $25,000 on the sixth anniversary of the execution date of the MUSC Agreement and all years thereafter.

•	Milestones – The Company will make milestone payments to MUSC of up to $300,000 if specified regulatory and clinical development milestone events occur.

The Company’s expense associated with minimum royalty and milestone payments under the MUSC Agreement was $25,000 for each of the nine-month periods ended September 30, 2023 and 2022, respectively. All minimum royalty and milestone payments under the MUSC Agreement are recorded as general and administrative expenses in the condensed consolidated statements of operations and comprehensive loss.

Agreement with Vivarta Therapeutics LLC (“Vivarta”)

In March 2018, the Company entered into a license agreement with Vivarta (the “Vivarta Agreement”), pursuant to which the Company acquired licenses and underlying technology rights to certain intellectual property within defined fields to develop its product candidates. The Vivarta Agreement was accounted for as an asset acquisition and does not meet the definition of a business under ASC 805.

The Company received an exclusive, royalty-bearing license to certain patent rights and know-how, as well as a non-exclusive license to the Vivarta intellectual property, which includes future rights to royalties on licensed products. The Vivarta Agreement also provided for sublicensing rights, whereby the Company may grant sublicenses to third parties to use the licensed technology, subject to certain terms in the Vivarta Agreement. The Vivarta Agreement can be terminated at-will by the Company with 90 days’ notice, or by Vivarta only in the event of a material breach of terms. Under the Vivarta Agreement, the Company is responsible for the following payments:

•

License Fee – The Company was obligated to and paid one-time, nonrefundable license fees of $10,000 due upon the execution of the Vivarta Agreement and $40,000 due upon receipt by the Company of a positive freedom to operate analysis.

•	Sublicensing fees – The Company will pay sublicensing fees, which vary from 5-40% of total consideration based on the Company’s progression through each phase of development.

•	Royalties – The Company will pay a running royalty rate in the low single digits on all net sales.

•

Milestones – The Company will make milestone payments to Vivarta of up to $6.83 million if specified research, regulatory and clinical development milestone events occur. Milestone payments in the amount of $0 and $50,000 were made to Vivarta during the nine months ended September 30, 2023 and 2022, respectively, following the attainment of a research and development milestone.

Pursuant to the Vivarta Agreement, the Company issued warrants to Vivarta to purchase 75,000 shares of common stock at an exercise price of $0.12 per share in 2018 (See Note 3 of Notes to unaudited condensed consolidated financial statements). These warrants were wholly exercised by Vivarta during the three months ended December 31, 2022.

The Company’s expense associated with license fees and milestones under the Vivarta Agreement amounted to $0 and $50,000 in each of the nine-month periods ended September 30, 2023 and 2022, respectively. The expense incurred in 2022 was associated with the milestone payment mentioned above. Any license fee and milestone payments are recorded as general and administrative expenses in the condensed consolidated statements of operations and comprehensive loss.

Note 9. Commitments and Contingencies

Lease Agreements

On August 16, 2021, the Company entered into an operating lease agreement to rent approximately 6,455 square feet of office space for its corporate headquarters in Austin, Texas, beginning on October 1, 2021. The lease agreement is for a 30-month term that ends on March 31, 2024 and includes a rent escalation clause and a rent holiday. In addition to the base rent, the Company is also responsible for its share of operating expenses, electricity and real estate taxes, in accordance with the terms of the lease agreement.

Amounts reported in the condensed consolidated balance sheets as of September 30, 2023 and December 31, 2022 for the Company’s operating lease were as follows, in thousands:

	As of September 30, 2023	As of December 31, 2022

Assets
Operating lease right-of-use assets	$91	$221

Total operating lease right-of-use assets	$91	$221

Liabilities Current
Operating lease liabilities	$96	$184
Noncurrent
Operating lease liabilities, net of current	—	48

Total operating lease liabilities	$96	$232

Operating lease costs for each of the nine-month periods ended September 30, 2023 and 2022 amounted to $138,000, respectively.

The maturities of the operating lease liabilities and minimum lease payments as of September 30, 2023 were as follows, in thousands:

For the Periods Ending December 31,	Operating Lease
2023	$49
2024	48

Total undiscounted lease payments	97
Less: Imputed interest	(1)

Present value of operating lease liabilities	$96

The following table summarizes the lease term and discount rate as of September 30, 2023:

As of December 31, 2022
Remaining lease term (years)
Operating lease	0.5

Discount rate
Operating lease	6.6%

Operating cash flows used for the operating lease during the nine months ended September 30, 2023 and 2022 amounted to $144,000 and $125,000, respectively.

License Agreements

The Company is required to make certain payments under its license agreements, related to patent expenses, license fees, and assignment fees, as well as milestone and royalty payments upon the achievement of certain development and sales-based events (See Note 8 of Notes to unaudited condensed consolidated financial statements).

Legal Proceedings

The Company may from time to time be party to litigation arising in the ordinary course of business. As of September 30, 2023 and December 31, 2022, the Company was not party to any legal proceedings and no material legal proceedings are currently pending or, to the best of the Company’s knowledge, threatened.

Note 10. Convertible Preferred Stock

The Company has issued Series A, Series B and Series C preferred stock (collectively, the “Preferred Stock”).

As of September 30, 2023 and December 31, 2022, the authorized shares of Preferred Stock consisted of the following:

	As of September 30, 2023	As of December 31, 2022

Series A	10,888,283	10,888,283
Series B	23,152,737	23,152,737
Series C	56,176,061	41,076,061

	90,217,081	75,117,081

As of September 30, 2023, the issued and outstanding shares of Preferred Stock consisted of the following (in thousands, except amounts):

	Preferred stock issued and outstanding	Carrying value	Liquidation value	Common stock issuable upon conversion

Series A	10,888,283	$2,874	$2,931	10,888,283
Series B	23,152,737	14,293	14,307	23,152,737
Series C	56,139,878	53,293	54,711	56,139,878

	90,180,898	$70,460	$70,584	90,180,898

As of December 31, 2022, the issued and outstanding shares of Preferred Stock consisted of the following (in thousands, except amounts):

	Preferred stock issued and outstanding	Carrying value	Liquidation value	Common stock issuable upon conversion

Series A	10,888,283	$2,874	$2,931	10,888,283
Series B	23,152,737	14,293	14,307	23,152,737
Series C	41,076,061	39,858	39,911	41,076,061

	75,117,081	$57,025	$57,149	75,117,081

The Company recorded all issued shares of Preferred Stock at fair value on the date of issuance, net of issuance costs. All Preferred Stock has a par value of $0.0001 per share. The rights, privileges, and preferences of the Preferred Stock are discussed below.

Voting

On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Company’s articles of incorporation, holders of Preferred Stock shall vote together with the holders of common stock as a single class.

The holders of outstanding shares of Preferred Stock shall be entitled to elect one member of the Board of Directors (the “Board”).

Dividends

The holders of Preferred Stock are entitled to an 8% non-cumulative dividend. Dividends are payable only when and if declared by the Board. No dividends are payable to the common stockholders unless a dividend is also paid to preferred stockholders equal to at least the amount that would be received if the shares of Preferred Stock were converted into common stock. To date, the Company has not declared or paid any dividends.

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, holders of shares of Preferred Stock then outstanding shall be entitled to receive an amount per share equal to the Preferred Stock original issue price, plus any dividends declared but unpaid thereon, prior to any distribution to the common stockholders.

Note that in relation to the above, no series of the Preferred Stock has a higher liquidation preference than another, but the Preferred Stock as a whole has a higher liquidation preference than the common stock.

Redemption

The Company’s certificate of incorporation, as amended and restated, does not provide redemption rights to the holders of Preferred Stock.

Conversion

Each share of Preferred Stock shall be convertible into shares of common stock on a one-for-one basis at the option of the stockholder, at any time, and without the payment of additional consideration by dividing the Preferred Stock original issue price by the conversion price. The conversion price may be adjusted for issuance of additional shares of common stock, for stock splits, for stock combinations, for certain dividends and distributions, and for mergers and reorganizations.

Note 11. Stockholders’ Deficit

Common Stock

As of September 30, 2023, the Company had 121,000,000 shares of common stock authorized, of which 9,245,103 were issued and outstanding.

The holders of the Company’s common stock are entitled to one vote for each share of common stock held at all meetings of stockholders and written action in lieu of meetings; there is no cumulative voting. The holders of outstanding shares of common stock shall be entitled to elect one member of the Board.

After payment to the holders of shares of Preferred Stock of their liquidation preferences, the remaining assets of the Company are distributed to the holders of the Company’s common stock.

Shares of common stock reserved for future issuance were as follows:

	As of September 30, 2023	As of December 31, 2022
Preferred Stock issued and outstanding	90,180,898	75,117,081
Warrants to issue shares of common stock	7,218,873	7,218,873
Stock options outstanding	11,780,824	11,611,674
Shares available for future grants under the Plan	2,237,995	2,407,145

	111,418,590	96,354,773

Warrants

As of September 30, 2023, a total of 7,218,873 warrants to purchase shares of the Company’s common stock were outstanding. All of the Company’s outstanding warrants are non-tradeable and equity-classified because they meet the derivative scope exception under ASC Topic 815-40, Derivatives and Hedging—Contracts in Entity’s Own Equity (“ASC 815-40”).

Note 12. Stock-Based Compensation

In October 2013, the Board approved the 2013 Long-Term Incentive Plan (the “Plan”) to provide long-term incentives for its employees, non-employee directors and certain consultants. As of September 30, 2023, the Company was authorized to issue a total of 14,188,922 shares of common stock under the Plan and as of that date, a total of 2,237,995 shares remained available for future issuance.

The Plan is administered by the Board or, at the discretion of the Board, by a committee of the Board. The exercise prices, vesting and other restrictions are determined at the discretion of the Board, or its committee if so delegated, except that the exercise price per share of stock options may not be less than 100% of the fair market value of the share of common stock on the date of grant and the term of stock option may not be greater than ten years. The vesting periods for equity awards are determined by the Board, but generally are four years. The contractual term for stock option awards is ten years.

A summary of the stock option activity for the nine months ended September 30, 2023 is as follows:

	Nine Months Ended September 30, 2023
	Shares	Weighted Average Exercise Price
Outstanding, beginning of period	11,611,674	$0.21
Granted	574,000	0.40
Cancelled or forfeited	(279,538)	0.63
Expired	(125,312)	0.20

Outstanding, end of period	11,780,824	$0.21

Vested and expected to vest, end of period	11,780,824	$0.21

Exercisable, end of period	8,915,290

Weighted-average fair value of options granted during the period	$0.35

Stock-based compensation expense amounted to $233,000 and $304,000 for the nine months ended September 30, 2023 and 2022, respectively. The table below shows the allocation of this stock-based compensation expense (in thousands):

	Nine Months Ended September 30
	2023	2022
General and administrative	$169	$239
Research and development	64	65

Total	$233	$304

Stock-based compensation expense recognized in the condensed consolidated statement of operations and comprehensive loss for the nine months ended September 30, 2023 and 2022 does not reflect tax related effects on stock-based compensation given the Company’s historical and anticipated operating losses.

The fair value of each option granted by the Company is estimated on the grant date using the Black-Scholes stock option pricing model. For the options granted during the nine months ended September 30, 2023 and 2022, the following assumptions were made in estimating fair value:

Nine Months Ended September 30
	2023	2022
Dividend yield	—%	—%
Expected term (in years)	6.03 - 6.08	5.00 - 6.08
Risk-free interest rate	3.9% to 3.9%	1.6% to 3.0%
Expected volatility	120.6% - 120.8%	96.1% - 99.0%

Note 13. Related Party Transactions

Loan from Related Party

On September 14, 2023, the Company entered into a short-term unsecured loan arrangement (Convertible Promissory Note) with Bios Clinical Opportunities Fund, LP (“Bios Clinical”), an entity controlled by the Company’s majority shareholder, pursuant to which the Company would receive an advance of up to $720,000 from Bios Clinical. Interest on the Convertible Promissory Note is based on a rate of 10% per annum and the note was due and payable on October 20, 2023, its maturity date. If the Company does not execute a financing transaction by the note’s maturity date, the principal amount of $720,000 and any accrued interest thereon, are convertible into shares of Preferred Stock based on the current price of shares of Series C of $0.98. However, if the Company executes a financing transaction prior to the maturity date, at the date of such closing the principal amount and any accrued interest would automatically convert into a number of shares equal to 90% of the per share price of such financing event, including an equivalent number of warrants to purchase capital stock of the Company or any successor entity that would be issuable to investors that participate in the financing event. As of September 30, 2023, accrued interest on the note amounted to $3,000 and is included in Accrued expenses and other current liabilities on the accompanying condensed consolidated balance sheet.

On October 31, 2023, Aileron acquired the Company pursuant to the Merger Agreement by and among First Merger Sub, Second Merger Sub and the Company. Pursuant to the Merger Agreement, among other matters, First Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Aileron, and, immediately following the First Merger, the Company merged with and into Second Merger Sub, pursuant to which Second Merger Sub was the surviving entity. Following the completion of the Merger, the business conducted by the Company became primarily the business conducted by Aileron, which is developing novel therapies for the treatment of orphan pulmonary and fibrosis indications that have no approved or limited effective treatments. The Merger was intended to qualify for U.S. federal income tax purposes as a tax-free reorganization under the provision of Sections 368(a) of the Code (See Note 14 of Notes to unaudited condensed consolidated financial statements).

Sale of TFF common stock

In April 2022, the Company sold 500,000 shares of common stock of TFF to Bios Special Opportunity Fund, LP, an entity controlled by the Company’s majority shareholder, at a price of $6.43 per share, generating net proceeds of $3.2 million. The Company recorded a gain from the sale of these shares of $3.2 million that are reflected within Gain from sale of equity securities in TFF on its condensed consolidated statements of operations and comprehensive loss for the nine months ended September 30, 2022.

The Company did not have any other material related party transactions during the nine months ended September 30, 2023 and 2022 other than the Convertible Promissory Note from Bios Clinical and the sale of TFF common stock to Bios Special Opportunity Fund, LP as noted above.

Note 14. Subsequent Events

For its condensed consolidated financial statements as of September 30, 2023 and for the nine months then ended, the Company evaluated subsequent events through December 31, 2023, the date on which these condensed consolidated financial statements were issued, to ensure that the condensed consolidated financial statements include appropriate disclosure of events both recognized in the condensed consolidated financial statements as of September 30, 2023 and events which occurred subsequently but were not recognized in the condensed consolidated financial statements.

Bios Convertible Promissory Note

On October 12, 2023, the Company executed another Convertible Promissory Note with Bios Clinical, an entity controlled by the Company’s majority shareholder, pursuant to which the Company would receive an additional advance of up to $833,000. Similar to the initial arrangement (See Note 13 of the Notes to unaudited condensed consolidated financial statements), interest on the Convertible Promissory Note is based on a rate of 10% per annum and the note was due and payable on November 10, 2023, its maturity date. The maturity date of the initial $720,000 loan was amended to November 10, 2023. If the Company does not execute a financing transaction by the notes’ maturity date, the principal amount of $720,000 and $833,000 and any accrued interest thereon, are convertible into shares of Preferred Stock based on the current price of a share of Series C of $0.98. However, if the Company executes a financing transaction prior to the maturity date, at the date of such closing the principal amount and any accrued interest would automatically convert into a number of shares equal to 90% of the per share price of such financing event, including an equivalent number of warrants to purchase capital stock of the Company or any successor entity that would be issuable to investors that participate in the financing event.

Bios Warrant Exercises

In October 2023, Bios Partners, the Company’s majority shareholder, and related affiliates exercised warrants to convert warrants into 923,167 shares of common stock of the Company. No proceeds were received by the Company as net settlement was utilized to exercise the warrants.

Acquisition and Financing

On October 31, 2023, the Company entered into the Merger Agreement with Aileron, First Merger Sub and Second Merger Sub. On that same day, the Company was acquired by Aileron in accordance with the terms of the Merger Agreement, pursuant to which, among other matters, First Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Aileron, and, immediately following the First Merger, the Company merged with and into Second Merger Sub, pursuant to which Second Merger Sub was the surviving entity. Following the completion of the Merger, the business conducted by the Company became primarily the business conducted by Aileron, which is developing novel therapies for the treatment of orphan pulmonary and fibrosis indications that have no approved or limited effective treatments. The Merger was intended to qualify for U.S. federal income tax purposes as a tax-free reorganization under the provision of Sections 368(a) of the Code.

Under the terms of the Merger Agreement, at the closing of the Merger, Aileron issued to the stockholders of the Company 344,345 shares of common stock, $0.001 par value per share, of Aileron (the “Aileron Common Stock”) and 19,903 shares of Series X non-voting convertible preferred stock, $0.001 par value per share, of Aileron (the “Aileron Series X Preferred Stock”). In addition, Aileron assumed (i) all Company stock options immediately outstanding prior to the First Merger, each becoming an option for Aileron Common Stock subject to adjustment pursuant to the terms of the Merger Agreement, and (ii) all warrants exercisable for the Company’s common stock, subject to adjustment pursuant to the terms of the Merger Agreement.

Immediately following the closing of the Merger, Aileron entered into a Stock and Warrant Purchase Agreement with a group of accredited investors led by Bios Partners, the majority stockholder of the Company prior to the closing of the Merger, and including Nantahala Capital, as well as additional undisclosed investors, pursuant to which Aileron issued and sold (i) an aggregate of 4,707 shares of Aileron Series X Preferred Stock, and (ii) warrants to purchase up to an aggregate of 2,353,500 shares of Aileron Common Stock for an aggregate purchase price of approximately $18.4 million, which included the conversion of convertible promissory notes in the aggregate principal amount of $1.6 million issued by the Company to Bios Partners prior to the closing of the Merger at a 10% discount to the per share price of Aileron Series X Preferred Stock (the “Financing”). The Financing closed on November 2, 2023.